EXHIBIT 10.1
January 6, 2011

Mr. Shawn Cavanagh
4805 Smokey Court
Frederick, MD

Dear Shawn:

The Cambrex management team has enjoyed working with you again and we look forward to your transition from a consultant to a full time Cambrex executive. We would like to extend an offer of employment to you to join the Company as Executive Vice President and Chief Operating Officer reporting to me, starting on January 17, 2011. You will receive an annual base salary at the rate of $375,000 per year.

Additionally, you will participate in the Company’s Executive Incentive Plan ("EIP"), the elements of which are determined by the Board of Directors annually.  For your information, the 2010 program included a targeted bonus award of 60% of base salary paid entirely in cash.  Metrics, corresponding targets, targeted payouts and the form of the payouts have not yet been set for 2011.  EIP bonus awards are paid out shortly after the finalization of the prior year's financial results.  Cambrex employees must be actively employed on the date the EIP bonus awards are paid.

Attached please find the Employment Agreement (the “Agreement”) between you and Cambrex Corporation, which shall become effective only in the event of a Change in Control as defined in the Agreement.  Should your employment with Cambrex be involuntarily terminated for reasons other than for Cause (see the definition of “Cause” in the Agreement) without the Agreement becoming effective, you will be entitled to receive a severance payment equal to your regular base salary for up to 12 months from your date of separation or until you find equivalent employment, if earlier.

We will recommend to the Cambrex Board of Directors a stock option grant of 75,000 shares of Cambrex stock at the next regularly scheduled Board of Directors Meeting.  The exercise price for these options will be the average of the high and low prices of Cambrex stock on the day the option grant is approved by the Board or, if later, the day your employment starts.  The stock options vest and are exercisable 25% per year over 4 years. In addition, we will recommend to the Board that you be entitled to earn up to a maximum of 50,000 performance share units as set forth in the attached draft Performance Share Agreement. Incentive based compensation will be subject to the Company’s claw back policy as required by the Dodd-Frank Act.

You will be eligible to participate in our Basic Life Insurance, Supplemental Life Insurance, Accidental Death and Dismemberment, Comprehensive Health, Flexible Spending, and Long Term Disability plans, commencing on the first day of active employment.  Additionally, you will be eligible to participate in the Cambrex Savings Plan/401(k) commencing on the first of the month following 30 days of active service.  Cambrex will match the first 6% of your contributions (100% on the first 3% and 50% on the next 3%) that you contribute to the Savings Plan and the Company match portion will vest immediately.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3005 | Fax 201.804.3380 | www.cambrex.com

At any time after one (1) year from the start of your employment, i.e., January 17, 2012, the Company may require you to relocate.  The Company shall provide you with twelve (12) months notice of a proposed relocation. If you have not relocated within 12 months of such notice, the Company shall be entitled to terminate your employment, effective twelve months (12) from the date of such notice, without the obligation to pay the aforementioned severance.  In the event of a Change in Control (as defined in the Agreement) prior to the completion of any relocation described within this Letter, for purposes of Section 5(c)(i) of the Agreement, your principal place of employment shall be considered to be 4805 Smokey Court, Frederick, MD until such time as you have relocated per the terms of this letter.  In the event that the Company requires you to relocate, you will be entitled to relocation assistance as described in the attached Relocation Policy, which details the terms and conditions of the Company’s relocation program.  To the extent the terms, conditions and intent of this Letter conflict with the terms and conditions of the Relocation policy (including without limitation, the time period set forth in the Procedure for Purchase of Home, Temporary Living and Travel Expenses and Incidental Expenses), the terms and conditions of this Letter shall control to implement the purpose and intent hereof.

Additionally, in the event that a relocation results in a selling price that is lower than your investment in your home as of the date of this Letter, subject to verification at the time of reimbursement, the company will reimburse you for your losses up to a maximum amount of $150,000.  Any payment made to compensate you for any such losses will be grossed up for taxes consistent with section 5.0 in the Relocation Policy.  Note that any reimbursement of such losses will be subject to the same terms and conditions as any other reimbursed expense defined within the Relocation Policy.

You will be eligible for four (4) weeks vacation   In addition, Cambrex employees enjoy 12 holidays per year.  A more detailed description of our benefits is attached for your review.

Commencement of work with Cambrex Corporation is contingent upon proof of eligibility of U.S. employment, satisfactory references, a background check, and the execution of a Confidentiality Agreement.

Finally, commencement of work is also contingent upon the completion of a pre-employment physical examination relating to the essential functions of the job and a drug screen. Please contact Noreen Pattermann at 201-804-3054 to schedule your physical upon acceptance of this offer.

I look forward to your joining Cambrex as an integral member of our management team. Please feel free to call me should you have any questions or if we can assist you in any way.

Sincerely,

Cambrex Corporation

Please indicate your acceptance of this arrangement by signing below and returning one copy of this letter and the signed Employment Agreement to us.

Shawn Cavanagh
Enclosures

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3005 | Fax 201.804.3380 | www.cambrex.com